Exhibit 20

RPC, Inc. Announces First Quarter Cash Dividend

    ATLANTA--(BUSINESS WIRE)--April 23, 2003--The RPC Incorporated (NYSE: RES) Board of Directors declared a regular quarterly cash dividend of $0.025 per share payable June 10, 2003 to common shareholders of record at the close of business May 9, 2003.
    RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's oil and gas services operating subsidiaries include Cudd Pressure Control, Inc., Patterson Services, Inc., and Patterson Tubular Services, Inc. RPC's investor Web site can be found on the Internet at www.rpc.net.

    CONTACT: RPC, Atlanta
             Ben M. Palmer, 404/321-2140
             irdept@rpc.net
             or
             Jim Landers, 404/321-2162
             www.rpc.net